Exhibit 5.1

Life Science Law PC

Kevin Ontiveros Direct Dial (801 981-8420 kontiveros@lifesciencelawpc.net

September 16, 2020

SINTX Technologies, Inc.

1885 West 2100 South

Salt Lake City, Utah 84119

Ladies and Gentlemen:

We have acted as legal counsel to SINTX Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,900,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 Plan”). This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Our opinions expressed above are limited to the Delaware General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the 2020 Plan, will be validly issued, fully paid and non-assessable.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Life Science Law PC | 4372 W Mille Lacs Dr, South Jordan, UT 84009 |Direct: (801) 981-8420 | Mobile: (801) 450-7001 |

Life Science Law PC

SINTX Technologies

September 16, 2020

Sincerely,

/s/ LSLAW

Life Science Law PC | 4372 W Mille Lacs Dr, South Jordan, UT 84009 |Direct: (801) 981-8420 | Mobile: (801) 450-7001 |